PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of the date of the last signature on the signature page hereof(the "Effective Date"), by and between AGREE DEVELOPMENT, LLC, a Delaware limited liability company, on behalf of an entity to be formed (the "Purchaser"), and AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP, a Minnesota limited partnership, and AEI INCOME & GROWTH FUND 24 LLC, a Delaware limited liability company (collectively the "Seller").

RECITALS:

A.     Seller is the owner of certain real property located at 4460 32°d Avenue South, Grand Forks, North Dakota 58201 containing an approximately 21,679 square foot building thereon together with an outdoor display area and other improvements thereon, as more particularly described on Exhibit A (the "Real Estate").

B.     The Real Estate is subject to that certain Lease with Tractor Supply Company, a Delaware corporation (the "Tenant'') dated December 29, 2004, as amended by that certain First Amendment to Lease Agreement dated January 9, 2007, as further amended by that certain Amendment to Lease Regarding Final Site Plan dated January 22, 2007, and as further amended by that certain Third Amendment to Lease dated June 11, 2019 (collectively the "Lease").

C.     Seller desires to sell and Purchaser desires to purchase the Real Estate and all improvements located thereon, all in accordance with and subject to the terms and conditions hereinafter set forth.

CONSIDERATION AND AGREEMENT:

IN CONSIDERATION of the mutual covenants and agreements herein contained and of the benefits to be derived herefrom, receipt whereof is hereby severally acknowledged, Seller and Purchaser hereby agree as follows:

l.    Offer.  Purchase hereby offers and agrees to purchase the Real Estate together with all improvements thereon and appurtenances thereto. Included in this sale is all of Seller's right, title and interest, if any, in all leasehold interests, fixtures, equipment and other items of personalty used in connection therewith and all tenements, hereditaments, privileges and appurtenances thereto belonging or in any way appertaining thereto, all air rights, and the use of appurtenant easements, whether or not of record, strips and rights of way abutting, adjacent, contiguous or adjoining the Real Estate and all assignable licenses, franchises, rights and governmental or other permits, authorizations, consents and approvals, including those necessary to own and/or operate the Real Estate, to the extent that the same are legally assignable, all assignable rights of Seller under any express or implied guaranties, warranties, indemnifications and other rights, if any, and which Seller may have against suppliers, laborers, materialmen, contractors or subcontractors arising out of or in connection with the installation, construction and maintenance of the improvements, fixtures and personal property on or about the Real Estate, all of Seller's rights under all assignable service contracts and contractor warranties which Purchaser may desire to assume, subject only to Permitted Encumbrances as defined below. All of the foregoing is sometimes hereinafter referred to as the "Subject Premises".

2.     Acceptance. Seller hereby accepts the said Offer of Purchaser. Such Offer and Acceptance are subject to and in accordance with the terms and conditions hereinafter set forth.

3.     Purchase Price. The purchase price for the Subject Premises is Three Million Five Hundred
Thousand and 00/100 ($3,500,000.00) Dollars. The Purchase Price shall be paid as follows:
A.     Deposit. Within three (3) business days after Effective Date, Purchaser shall deposit in escrow with First American Title Insurance Company, whose address is 300 E. Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304 (the "Escrow Agent"), an earnest money deposit in the amount of One

Hundred Thousand and 00/100 ($100,000.00) Dollars, which sum shall be applied upon the Purchase Price at Closing if the transaction is consummated or delivered to Purchaser or Seller, as the circumstances warrant, under the terms of this Agreement (the "Deposit").

B.     Balance. The balance of the Purchase Price shall be paid, plus or minus closing adjustments, as the case may be, in wire transferred funds to Escrow Agent at Closing in exchange for a Special Warranty Deed conveying fee simple, marketable title to Purchaser, free and clear of any and all liens or encumbrances except the Permitted Encumbrances. Any existing liens, land contracts and mortgages shall be discharged at Closing, with Seller being responsible for any prepayment penalties thereon.

4.     Evidence of Title.

A.     Title Commitment. As soon as possible after the Effective Date, Purchaser shall obtain a Commitment for an A.L.T.A. fee owner's policy of title insurance to be marked up and/or issued at Closing (with a final policy issued as soon as possible thereafter) with extended A.L.T.A. coverage, survey coverage (subject to the provisions of Section 4(b) below), and mineral coverage, if available, and without standard exceptions, in the amount of the total Purchase Price (the "Commitment"), which Commitment shall be issued by First American Title Insurance Company, whose address is 300 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304 (the "Title Company"), the same to bear a date later than the date hereof, wherein the Title Company shall agree to insure the title in the condition required hereunder and as marketable title subject only to those encumbrances to which Purchaser has not timely objected under Section 4.C below or, if timely objected to, which Purchaser has waived in writing (the "Permitted Encumbrances").   Permitted Encumbrances shall also include the Lease and applicable building and zoning laws. Purchaser shall, at the time of Closing, order a Policy of Title Insurance from the Title Company pursuant to said Commitment (the "Owner's Policy"). The Policy of Title Insurance shall include a survey endorsement, a mineral endorsement and a tax parcel endorsement, a comprehensive endorsement and such other endorsements as Purchaser may request (provided such requested endorsements are available in North Dakota) and it shall be Seller's obligation to use its best efforts, at no cost to Seller, to meet all of the requirements reasonably imposed by the Title Company to issue such endorsements. Seller shall be responsible for payment of all costs associated with the title search, title exam, and issuance of the Commitment. Purchaser shall be responsible for the costs of the issuance of the Owner's Policy and, except as otherwise provided in Section 4.C below, the costs of all endorsements to the Owner's Policy.

B.     Survey. Seller agrees to furnish or cause to be furnished to Purchaser, within two (2) business days following the Effective Date, the most recent A.L.T.A. boundary survey of the Subject Premises in Seller's possession (the "Existing Survey"). Thereafter, Purchaser shall have the right to cause such Existing Survey to be updated and/or recertified to Purchaser and Purchaser's designees in accordance with Purchaser's A.L.T.A survey requirements (the "Updated Survey"), the cost of which shall be at Purchaser's sole cost and expense. Seller shall have no obligation to execute any "no change" or equivalent affidavit with respect to the Existing Survey, nor shall Seller have any obligation to make any representations or warranties regarding such survey or any measurements or depictions thereon.

C.     Objections. Purchaser shall have forty (40) days following the Effective Date to notify Seller of any objections to the Commitment or Updated Survey ("Objection Period"). Seller shall have ten (I 0) business days from the date notified in writing of the particular defects claimed during the Objection Period ("Cure Period"), to either: (I) remedy the title, (2) obtain title insurance with regard to the defect in form and substance satisfactory to Purchaser in all respects, or (3) notify Purchaser that Seller is unable or unwilling to remedy the title or obtain the title insurance, and thereafter Purchaser may, within three (3) business days, elect to terminate this Agreement and receive a refund of the Deposit if Seller does not cure all such title objections within the Cure Period, or Purchaser may elect to waive such defects, with such election by Purchaser effectively deeming such defects to be Permitted Encumbrances, and proceed with this transaction subject thereto and, provided further, that in the event that any such defect(s) results from liens or encumbrances caused by Seller and having liquidated amounts, such liens or encumbrances shall in no event be deemed a Permitted Encumbrance and Seller shall be responsible for causing such liens or encumbrances to be paid off in full and released as of the Closing Date. If Purchaser does not notify Seller of a particular defect within the Title Objection Period, then Purchaser shall be deemed to have approved the matters identified in the Commitment and the Updated Survey, and all such matters shall be deemed Permitted Encumbrances. In the event that there are new conditions identified on any updated title commitments or any updates to the Updated Survey which were not previously identified on the Commitment or the Updated Survey, then, in such event, Purchaser shall have the right to notify Seller of such objections which will be treated as new title defects as set forth in this Section 4.C and Purchaser shall have the right to object to such matters as set forth above. In the event Purchaser notifies Seller of any title defects as provided above, and provided that Seller is willing to cure such defects and thereafter obtains title insurance endorsements to provide affirmative insurance with respect to such title defects, then in such event, Seller shall be solely responsible for the cost of such title endorsements.

5.    Possession. Exclusive possession shall be delivered to Purchaser at the time of Closing subject only to the rights of Tenant, as a tenant only, pursuant to the Lease and Permitted Encumbrances. At the time of Closing, the original Lease shall be delivered to Purchaser (if available and, if not available, a certified true copy of the same) and an assignment and assumption of said Lease (the "Assignment and Assumption of Lease") shall be executed in such form and content as is acceptable to Purchaser and Seller, and to Title Company if it is to be recorded at Closing.

6.     Seller's Representations, Warranties and Covenants.  Seller represents and warrants unto Purchaser, as of the Effective Date hereof, such representations and warranties to be recertified at Closing, and to survive for one (1) year thereafter, as follows:

A.     The party executing this Agreement on behalf of Seller has the full power and authority to enter into and perform this Agreement on behalf of Seller and the person executing this Agreement has been duly authorized to do so on behalf of Seller.

B.     The Lease is in full force and effect and has not been amended or modified in any respect other than previously listed in this Agreement, and Seller has not entered into any side agreements with the Tenant and the Tenant has complied with all of its obligations under the Lease, and, to Seller's actual knowledge, there are no outstanding defaults under the Lease.  To Seller's actual knowledge, Seller has performed all of its obligations and duties as landlord under the Lease including the timely payment to the Tenant of all tenant improvement allowances as required under the Lease, and there are no set-offs due Tenant under the Lease. Seller has received no notice or claim of default under the Lease.

C.     Seller has not leased any property within a twenty (20) mile radius of the Real Estate in violation of the Tenant's exclusive use rights under Section 18 of the Lease.

D.    All information of Seller provided to Purchaser heretofore or hereafter to be provided, including the information referred to on Exhibit B attached hereto, is, to Seller's actual knowledge, true, correct and genuine in all material respects.

E.     With respect to any personal property included in this sale, Seller has, and will transfer to Purchaser at Closing, marketable title free and clear of all liens and encumbrances.

F.     To Seller's actual knowledge, there are no violations of any building codes, set back requirements, zoning ordinances, building and use restrictions, licensing laws, health codes, ADA or similar handicappers' rights laws, of any municipal or governmental authority or fire department requirements. In the event any state or local governmental authority requires inspections of the Subject Premises before transfer, then Seller shall arrange and pay for any such inspections.

G.     There are no lawsuits, condemnation proceedings, administrative proceedings or environmental investigations, pending or, to Seller's actual knowledge, threatened, affecting the Subject Premises or Seller's ability to convey same and there are no special assessments, charges or other obligations or improvements affecting the Subject Premises other than a special assessment payable in installments, as shown on the county tax bill to be provided to Purchaser.

H.     Except with respect to the Lease, there are no other leases, written or oral, express or implied, with respect to the Subject Premises. Seller is not obligated to pay any leasing commissions which have not been paid with respect to Tenant or the Lease.

I.     To Seller's actual knowledge, there is no hazardous material, substance or waste, whether liquid, solid, gaseous or otherwise, located in, upon, under or adjacent to the Subject Premises except as may be disclosed in any documents provided to Buyer pursuant to Exhibit B attached hereto or any ground or surface waters or water courses thereon or thereunder, and the Subject Premises and any adjacent properties are not now nor were they previously used for storage, disposal, manufacture or generation, whether as a by• product or otherwise, of any hazardous or toxic substance.

J.     Seller is not a "foreign person" as defined in §1445(£)(3) of the Internal Revenue Code; Seller shall so certify at Closing.

If at any time prior to Closing Purchaser determines that any of the representations and warranties set forth above are materially incorrect or untrue in any material respect or in the event that Seller fails to perform any of the covenants contained in this Agreement, then, in such event, and notwithstanding anything contained herein to the contrary, Purchaser shall have the right to terminate this Agreement upon written notice to Seller in which event the entire Deposit shall be returned to Purchaser in addition to any other rights and remedies available to Purchaser as provided in this Agreement.

7.     Purchaser's Conditions Precedent. The obligation of Purchaser to close on the transaction contemplated herein shall be conditioned upon each of the following conditions precedent:

A.     Title and Survey. Satisfaction of the title and survey conditions of Section 4 hereof.

B.     Intentionally Deleted.

C.     Inspection Period. Purchaser and its agent shall have a period of forty {40) days following the Effective Date (the "Inspection Period") to inspect or cause to be inspected all aspects of the physical and economic condition of the Subject Premises, access to which shall be freely granted to Purchaser and/or Purchaser's agents, representatives, at all reasonable times upon proper notice to Seller and Tenant to the extent required under the Lease.  Seller shall be entitled to have a representative present during any such inspections; provided, however, Seller's unavailability shall not be a cause to delay any such inspections.  If Purchaser is not satisfied in its sole and exclusive discretion with the results of the inspections for any reason whatsoever, Purchaser may rescind this transaction by mailing written notice to Seller within one (1) day after the expiration date of the Inspection Period and shall thereupon receive a refund of the Deposit held by Escrow Agent and be relieved of any and all liability hereunder except for any obligations hereunder that expressly survive termination. Purchaser shall have no obligations to notify Seller of any reasons for such rescission. Purchaser shall pay all costs and expenses of its investigations and shall repair any damage which it causes to the Subject Premises and shall defend, indemnify and hold Seller harmless from all liens, claims and liabilities relating to the Purchaser's activities, including but not limited to, all attorneys' fees incurred by Seller (using attorneys of Seller's choice), provided, however, no such indemnity shall apply to the mere discovery of pre• existing conditions, which obligations shall survive the expiration, termination or full performance of this Agreement.

D.    Intentionally Deleted.

E.     Due Diligence Information.  Within two (2) business days following the Effective
Date, Seller shall provide Purchaser with copies of each of the due diligence materials identified on Exhibit B.

F.     Tenant Estoppel Certificate. Within five (5) days following the Effective Date, Seller shall make written request to the Tenant to issue an estoppel certificate for the benefit of Purchaser and its designee(s) and certified to Purchaser and its designee and executed by Tenant which confirms that the Lease is in full force and effect and confirms that the Lease has not been amended or modified in any respect other than as set forth in Recital B hereof and such tenant estoppel certificate shall not identify any adverse matter which may ripen into a default under the Lease and that no amounts are owed by Seller to Tenant under the Lease. Following request therefor, Seller shall be required to obtain such tenant estoppel certificate as a condition precedent to Purchaser's obligation to close this transaction in the condition required above. In the event that the tenant estoppel certificate identifies any conditions which Tenant requires Seller to correct, then, in the event Purchaser agrees to accept such tenant estoppel certificate in satisfaction of the condition precedent to Closing, then, at Closing, and in the event Seller has failed to cause such condition to be corrected prior to Closing to the satisfaction of Tenant, Purchaser shall receive a credit for up to Fifteen Thousand and 00/100 Dollars ($15,000.00) against the Purchase Price for the cost estimated by Purchaser to remedy any such conditions identified by Tenant in the tenant estoppel certificate.

G.     Easement Estoppels. Seller shall use its best efforts to obtain and shall deliver to Purchaser estoppel certificates from all parties to any easements which provide for cost sharing for roads, driveways, utility areas or parking lots, which easement estoppel certificates shall be in form reasonably satisfactory to Purchaser.

H.     Bulk Sales/Tax Compliance. To the extent applicable, Seller shall have delivered to Purchaser, at or prior to Closing, any certificates of tax compliance or equivalent type form from the applicable governmental agencies to the extent necessary to protect Purchaser from having successor liability for unpaid state and/or local taxes or other liabilities.

I.      Tenant Insurance Certificates. Purchaser shall have received copies of the Tenant's insurance certificates and, if requested by Purchaser, such insurance certificates shall evidence that Purchaser has been added as an additional insured under such insurance policies as of the Closing Date, to the extent required under the Lease.

J.     Representations and Warranties.  All of Seller's representations, warranties and agreements contained in Section 6 hereof shall be true and correct as of the date hereof and on the Closing Date, which Seller shall certify to at Closing, and Seller shall not have, on the Closing Date, failed to meet, comply with, or perform, any material condition or agreement on its part to be performed under the terms and conditions contained herein.

8.     Closing. Purchaser and Seller shall close this transaction (the "Closing") on the date which is ten (10) days following the expiration date of the Inspection Period, but in no event earlier than ten (10) days after the date the last of the conditions precedent set forth in Section 7 hereof has been satisfied to Purchaser's reasonable satisfaction (the "Closing Date") including, without limitation, receipt of the estoppel certificate in the form required hereunder (unless such condition(s) are waived by Purchaser). Notwithstanding the foregoing, however, Purchaser shall have the right to notify Seller if it intends to close this transaction on a date earlier than the Closing Date upon providing written notice to Seller stating a proposed earlier Closing Date and in the event Purchaser notifies Seller of such proposed earlier Closing Date, Purchaser shall have the right, at Closing, to waive conditions precedent and proceed to Closing in accordance with the terms of this Agreement on the earlier Closing Date. The Closing shall take place via escrow or at the office of the Title Company or such other place as the parties may mutually agree. In the event that the Closing has not occurred by August 30, 2019 as a result of Seller's failure to satisfy a material condition precedent to Closing, then not later than September 30, 2019, Purchaser shall elect in writing: (a) to terminate this Agreement upon sending written notice to Seller or (b) waive such condition precedent and proceed to Closing. Purchaser's failure to elect to either terminate this Agreement or waive such condition precedent on or before September 30, 2019 shall be deemed an election by Purchaser to terminate this Agreement and, in the event Purchaser exercises such right to terminate or is deemed to have exercised such right to terminate, the Deposit shall be released by Escrow Agent to Purchaser in full termination of this Agreement, except with respect to those provisions which expressly survive the termination hereof. At Closing, such documents as may be reasonably necessary to complete this transaction shall be executed and/or delivered by Purchaser and Seller.

9.     Closing Adjustments. The following shall be apportioned against sums due Seller at Closing:

A.     All payments received by Seller from the Tenant for fixed rent shall be prorated as of the Closing Date with Purchaser receiving the fixed rent payable with respect to the day of Closing and for all periods thereafter and all payments received by Seller from the Tenant, for additional rental items such as real estate taxes, utilities, maintenance and operating expenses, insurance and similar reimbursements, expenses, escalation payments and prepaid expense items allocable to lease periods (under the Lease) extending to periods after the Closing, shall be prorated as of the Closing with Purchaser receiving a credit for the amount payable for the day of Closing and thereafter, shall be allocated and distributed to Purchaser together with an accounting therefor or at Purchaser's option credited to Purchaser at the Closing. In the event that the Tenant pays additional rental items such as real estate taxes, maintenance and operating expenses and insurance on an estimated basis, then, prior to Closing, Seller shall complete a reconciliation of all such expenses and shall provide Purchaser with a credit at Closing for any amounts which Purchaser may be obligated to refund to the Tenant. In no event shall Purchaser be charged with any past due rentals, which, if collected by Purchaser, shall be remitted to Seller only after all current rents and other charges have been satisfied, and less Purchaser's reasonable costs of collection, including attorney's fees. Seller shall have no surviving rights after Closing to collect from the Tenant any past due amounts. Should any current charges or billings to or for utilities, including electricity, sewer and water charges that are payable in arrears, be unknown at the Closing, such charges shall be estimated and prorated as of the Closing, with Purchaser receiving a credit from Seller, based upon the last available invoices or billing therefor.

B.     All real and personal property taxes and special assessments of whatever nature and kind which have become due and payable or are delinquent as of the date of Closing shall be paid and discharged by Seller and reimbursed by Tenant in the manner consistent with the Lease. To the extent not paid directly by the Tenant, all taxes for periods prior to Closing which have not yet been paid and are not yet due and payable as of the date of Closing shall become the responsibility of the Purchaser to provide the tax statements to Tenant and receive full reimbursement for all taxes paid from Tenant in the manner consistent with the Lease. In the event Seller is owed any taxes for periods prior to Closing and which are to be paid for by Tenant pursuant to the Lease, then, Purchaser shall not be required to provide Seller with a credit at Closing; provided, however, at such time as Purchaser has received such amounts from the Tenant under the Lease, it shall remit such amounts to Seller and in no event shall Purchaser be responsible for payment to Seller of any amount of real estate taxes under this Section 9.B. Seller shall provide evidence of all tax payments and statements to Purchaser for the previous three (3) years within five (5) days of Effective Date.

C.     Seller shall be responsible for payment of all operating expenses related to the Subject Premises prior to the Closing Date, which shall be paid in full prior to Closing and Seller shall provide Purchaser with reasonable evidence that all such operating expenses including all outstanding bills of utility companies and service providers have been paid in full for the time period prior to the Closing Date. Purchaser shall be responsible for all such expenses on the Closing Date and thereafter.

D.     Seller shall be responsible for payment of all amounts due under all reciprocal easement agreements for the time period prior to the Closing Date. Purchaser shall be responsible for all such amounts on the Closing Date and thereafter.

E.     All tenant security deposits, if any, shall be assumed by Purchaser with credit therefor against sums due at Closing.

F.     Seller shall pay all state, county, city and other real estate conveyance, tangible, intangible, stamp and similar taxes and any other transfer taxes due upon Closing or required to be paid upon recording of the Special Warranty Deed.

G.    Purchaser and Seller shall split, on a fifty/fifty (50/50) basis, any escrow fees/closing fees charged by the Escrow Agent.

l 0.    Duration of Offer. This offer may be revoked by Purchaser at any time prior to acceptance hereof by Seller.

11.    Purchaser's Representations and Warranties. Purchaser represents and warrants unto Seller, as of the date hereof, and again as of the Closing Date, and to survive for one (1) year thereafter, as follows:

A.     The party executing this Agreement on behalf of Purchaser has the full power and authority to enter into and perform this Agreement on behalf of Purchaser and the person executing this Agreement has been duly authorized to do so on behalf of Purchaser. There is no litigation, investigation or other proceeding pending or, to Purchaser's knowledge, threatened against or relating to Purchaser which is material to this Agreement.

B.     The execution of this Agreement and the  consummation of the transaction contemplated in this Agreement in accordance with its terms have been approved by all necessary action of Purchaser under its organizational documents and does not and will not result in a breach of the terms and conditions of, nor constitute a default under or violation of, Purchaser's organizational documents.

C.     Purchaser is a sophisticated and experienced real estate investor and is familiar with the ownership of commercial real estate, such as the Subject Premises.

D.  AS-IS PURCHASE.  SUBJECT  TO  SELLER'S  EXPRESS REPRESENTATIONS SET FORTH IN TIDS AGREEMENT HEREOF AND IN THE DOCUMENTS DELIVERED AT CLOSING (COLLECTIVELY, "SELLER REPRESENTATIONS"), PURCHASER ACKNOWLEDGES THAT PURCHASER WILL HAVE INSPECTED THE SUBJECT PREMISES AND THAT PURCHASER HAS ENTERED INTO TIDS AGREEMENT BASED UPON ITS ABILITY TO MAKE SUCH EXAMINATION AND INSPECTION. EXCEPT AS EXPRESSLY SET FORTH IN SELLER REPRESENTATIONS, THE SUBJECT PREMISES IS BEING SOLD IN AN "AS-IS" CONDITION AND "WITH ALL FAULTS" AS OF THE CLOSING DATE. EXCEPT AS EXPRESSLY SET FORTH IN SELLER REPRESENTATIONS, NO OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY DIRECTOR, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF  OF SELLER.  THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THIS AGREEMENT, OTHER THAN AS EXPRESSLY SET FORTH IN SELLER REPRESENTATIONS, WHICH, COLLECTIVELY, FULLY AND COMPLETELY EXPRESS THE PARTIES' AGREEMENT. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE "AS-IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE SUBJECT PREMISES, SUBJECT TO THE SELLER REPRESENTATIONS. PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE TERMS AND PROVISIONS OF THIS SECTION 11.D SHALL SURVIVE THE CLOSING INDEFINITELY.

12.    Casualty. Until the day of Closing and actual exchange of legal title for the consideration to be paid hereunder, all risk of loss with respect to the Subject Premises shall be borne by Seller. In the event of destruction or damage to the Subject Premises prior to the Closing Date in excess of$100,000.00, Purchaser shall, at its option, have the right to (i) cause Seller to repair all damage, once all insurance proceeds have been allocated, all work has been approved, Tenant has agreed to continue to occupy the Premises after the repairs are complete, and all other matters in which the Lease govern have been satisfied, to the condition existing prior to the destruction or damage and, in such event, the Closing Date shall be extended until the destruction or damage is repaired to the satisfaction of Purchaser and the Tenant; (ii) take the proceeds of the Tenant's insurance and proceed and go forward with the transaction, or (iii) declare the transaction to be void and of no further force and effect and Purchaser shall thereupon receive a refund of the Deposit and be relieved of any and all liability hereunder except as arising from any obligations hereunder that expressly survive termination.

13.     Condemnation. In the event that notice of any action, suit or proceeding shall be given prior to the Closing Date for the purpose of condemning any part of the Subject Premises, then Purchaser shall have the right to terminate its obligations hereunder within fifteen (15) days after receiving notice of such condemnation proceeding or within ten (10) days in the event that the Tenant elects to terminate its Lease as a result of such condemnation, and upon such termination, the Deposit shall be refunded to Purchaser in full termination of this Agreement, and the proceeds resulting from such condemnation shall be paid to Seller. In the event Purchaser shall not elect to terminate its obligations hereunder, the proceeds of such condemnation shall be assigned and belong to Purchaser at Closing.

14.    Deposit as Liquidated Damages. The Deposit shall be held by Escrow Agent and applied against cash due at Closing when the transaction is consummated. In the event of failure of any condition precedent, the Deposit shall be returned to Purchaser upon demand. In the event Purchaser fails to close on its purchase of the Subject Premises at Closing, which default remains uncured for a period of ten (10) days after written notice thereof is received by Purchaser, Seller shall be entitled to the Deposit as liquidated damages as its sole and exclusive remedy. In the event of a default by Seller hereunder, Purchaser shall be entitled to: (i) exercise its right to terminate this Agreement in which event it shall receive a return of the Deposit and Seller shall reimburse Purchaser for Purchaser's actual out-of-pocket costs and expenses incurred in connection with this transaction not to exceed the sum of Twenty Thousand and 00/100 ($20,000.00) Dollars per Property; or (ii) to maintain an action against Seller for specific performance, provided such action is commenced within six (6) months of the scheduled Closing Date. In the event that any action is brought to enforce the terms and conditions of this Agreement, the non-prevailing party in such action shall be responsible for payment of all reasonably attorneys' fees, court costs and legal expenses incurred by the prevailing party. Nothing in this Section 14 shall be deemed a limitation on Purchaser's and Seller's rights to enforce any indemnification provisions set forth in this Agreement or in the closing documents to be executed and/or delivered at Closing.

15.     Indemnity.

A.     Seller shall indemnify, defend and hold Purchaser harmless from and in respect to any claims asserted by tenants, creditors or employees of or claimants against Seller or of the Subject Premises including, but not limited to, attorneys' fees and costs (using attorney of Purchaser's choice) up to and including the Closing Date and from any claim by Purchaser that Seller has breached any of the representations and warranties contained herein or in the closing documents to be executed and/or delivered at Closing. In no event shall Purchaser assume any liability of Seller. The parties acknowledge that this is not a sale of a business nor shall Purchaser be deemed a successor of Seller.

B.     Purchaser shall indemnify, defend and hold Seller harmless from and in respect to any claims asserted by tenants, creditors or employees of or claimants against Purchaser or of the Subject Premises including, but not limited to, attorneys' fees and costs (using attorneys of Seller's choice) arising from events occurring after the Closing Date or a breach of any representation or warranty of Purchaser.

16.    Seller's Covenants. From the date of this Agreement until the earlier of the termination of this
Agreement or the Closing Date:

A.     Seller shall operate, repair and maintain the Subject Premises in substantially the same manner as the same have heretofore been maintained and shall permit no wasting of the Subject Premises and Purchaser shall be permitted upon prior reasonable notice to Seller to obtain access to the Subject Premises through the Closing Date to verify compliance with such requirements

B.     Seller shall not enter into any lease lease amendment, license or occupancy agreement of any kind with respect to the Subject Premises, without Purchaser's prior written consent, in each such instance.

C.     Seller shall not transfer any of the Subject Premises, create any lien or encumbrance thereon, grant any easements or rights of way, or enter into any contract or other agreement affecting the Subject Premises which is not cancelable on and as of the Closing Date without Purchaser's prior written consent, in each such instance.

17.    Broker. Seller and Purchaser do hereby certify, represent and warrant, each to the other, that they have not engaged, enlisted, employed or otherwise made use of any other real estate broker or sales person in connection with this sale. Purchaser and Seller shall indemnify, defend and hold each other and their respective successors and assigns, harmless with respect to any claim of any real estate broker or sales person claiming a commission and/or damages through or under the indemnifying party in connection with this transaction, including, without limitation, reasonable attorneys' fees, court costs and legal expenses.

18.    Governing Law. This Agreement shall be governed by North Dakota law.

19.    Binding Effect. This Agreement shall bind the parties hereto, their respective heirs and assigns. Purchaser may freely assign its interest hereunder.

20.    Notices. Any notices, demands or requests required or permitted to be given hereunder must be in writing and shall be deemed to be given (i) when hand delivered, or (ii) one (1) business day after delivery to FedEx or similar overnight service for next business day delivery, or (iii) three (3) business days after deposit in the U.S. mail first class postage prepaid, or (iv) when sent by facsimile or electronic (e-mail) transmission during normal business hours (i.e., 8:00 a.m. to 5:00 pm., Central Standard Time, Monday through Friday) excluding Federal Holidays, if such transmission is immediately followed by any of the other methods for giving notice. In all cases notices shall be addressed to the parties at their respective addresses as follows:

If to Seller:                      With a Copy to:

AEI Fund Management, Inc.                AEI Fund Management, Inc.
Attn: Kyle Hagen                      Attn: Matt Swartzer
1300 Wells Fargo Place                  1300 Wells Fargo Place
30 East Seventh Street                   30 East Seventh Street
Telephone: (800) 328-3519                Telephone: (800) 328-3519
Fax: (651) 227-7705                    Fax: (651) 227-7705
E-Mail: khagen@aeifunds.com              E-Mail: rnswartzer@aeifunds.com

If to Purchaser:                    With a Copy to:

Agree Development, LLC                Lowell D. Salesin, Esq.
Attn: Ms. Danielle Spehar                Honigman LLP
70 East Long Lake Road                   39400 Woodward Ave., Suite 101
Bloomfield Hills, Ml 48304                Bloomfield Hills, Ml 48304
Telephone: (248) 419-6329                Telephone: (248) 566-
Fax: (248) 737-3842                    Fax.: (248) 566-8541
E-Mail: dspehar@agreerealty.com              E-Mail: lsalesin@honigman.com

21.    Exclusivity. In consideration of the significant time and expense to be devoted by Purchaser with respect to its potential acquisition of the Subject Premises, Seller agrees that, during the term of this Agreement, it will negotiate exclusively with Purchaser concerning a potential sale of the Subject Premises and will not market the Subject Premises for sale and it has not and will not enter into any agreement to sell the Subject Premises to any party other than Purchaser. If the Seller breaches its obligations under this Section 21, Purchaser shall have the right to damages and, at Purchaser's election, injunctive or other equitable relief.

22.    Tax Deferred Exchange (11031). Seller shall cooperate with Purchaser to the extent that this transaction is part of a tax deferred exchange pursuant to § 1031 of the Internal Revenue Code for Purchaser, provided, however that Seller shall not incur any cost, expense, risk or potential liability whatsoever on account thereof Purchaser shall cooperate with Seller to the extent that this transaction is part of a tax deferred exchange pursuant to § 1031 of the Internal Revenue Code for Seller; provided, however, that Purchaser shall not incur any additional cost, expense, risk or potential liability whatsoever on account thereof.

23.    Time for Performance. In the event the last date for performance of any obligation or for giving any notice hereunder falls on a Saturday, Sunday or legal holiday of the state wherein the Real Estate is located, then the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday in such state. Time shall be of the essence for purposes of this transaction.

24.    Survival.  The terms, conditions, covenants and other provisions of this Agreement shall survive the Closing.

25.    Counterparts. This Agreement may be executed in one or more counterpart copies, all of which together shall constitute and be deemed an original, but all of which together shall constitute one and the same instrument binding on all parties. This Agreement may be executed in telecopy (faxed) copies and electronic (e• mail) copies and facsimile and electronic signatures shall be binding upon the parties.

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IN WITNESS WHEREOF, the Purchaser has executed this Agreement on the date signed by Purchaser shown below and Seller has accepted same on the date signed by Seller shown below.

PURCHASER:

                                        AGREE DEVELOPMENT, LLC,
                                        a Delaware limited liability company

Date signed by Purchaser: July 9, 2019
                                                               By:./s/DANIELLE SPEHAR

                                                               Name: Danielle Spehar

                                                               Title: Authorized Representative

                                                                SELLER:

                                                                AEI INCOME & GROWTH FUND XXII
                                                                LIMITED PARTNERSHIP,
                                                                   a Minnesota limited partnership

                                                                By:    AEl Fund Management XXI, Inc.
                                                                Its:   Corporate General Partner

                                                                By:/s/ MARNI NYGARD
                                                                Name: Marni Nygard
                                                                   Its: Chief Investment Officer

                                                               AEI INCOME & GROWTH FUND 24 LLC,
                                                                a Delaware limited liability company

                                                                By:  AEI Fund Management XXl, Inc.
                                                                 Its: Managing Member

                                        By:/s/ MARNI NYGARD
                                        Name: Marni Nygard
                                        Its: Chief lnvestment Officer

Date signed by Seller: July 9, 2019

EXHIBITS:

Exhibit A            Legal Description
Exhibit B            Property Information

EXHIBIT A LEGAL DESCRIPTION

Lot One (1), in Block One (1), Plat of Johnson's West First Addition to the City of Grand Forks, North Dakota, according tothe Plat thereof on file In the Office of the County Recorder within and for Grand Forks County, N.D., and recorded as Doc. No.637930.

Exhibit A

EXHIBITB

PROPERTY INFORMATION

Seller shall provide Purchaser copies of the following items currently in its possession:

1.     A full set of architectural and civil construction plans and specifications, including any "As-Built" Plans.

2.     Copies of all reciprocal easement agreements, operating easement agreements, ECR's, declarations and party wall agreements encumbering the Property.

3.     Copies of any vendor contracts and all warranties for the Property (i.e. roof, HVAC, etc.).

4.     Copies of existing title policies with copies of all exception documents.

5.      Copies of existing surveys, including most current ALTA, as-built survey.

6.     Copies of existing environmental reports including phase I ESA's and/or phase II ESA's; copies of existing geotechnical reports and soil testing reports and analyses.

7.     Copies of all leases and all amendments thereto.

8.      Copies of the original certificate of occupancy and any violation notices.

9.     Copies of all permits and approvals from state or local government agency, including site plan approvals, water, sewer, DOT or other road jurisdiction.

10.    Copies of the current year-to-date and past three (3) years property tax bills.

11.    Copies of Seller's current insurance certificates for the Property.

12.    Copies of the Tenant(s) current insurance certificates for the Property.

13.    Contact information at Tenant(s)' corporate headquarters for the person(s) responsible for payment of rent and processing of change of ownership information.

14.     A copy of the past three (3) years reconciliation billings for CAM, tax and insurance, if applicable.

Exhibit B